                                                                 Exhibit 10.57


                                                                EXECUTION COPY

                              GLIMCHER REALTY TRUST

                             ARTICLES SUPPLEMENTARY
                       CLASSIFYING AND DESIGNATING 40,000
                     SHARES OF BENEFICIAL INTEREST AS 40,000
         SHARES OF SERIES A-1 CONVERTIBLE PREFERRED BENEFICIAL INTEREST

         Glimcher Realty Trust, a Maryland real estate investment trust (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Under a power contained in Article VI, Section 6.3 of the Declaration of Trust, as amended, of the Corporation (the "Declaration"), the Board of Trustees of the Corporation (the "Board of Trustees"), by resolution duly adopted at a meeting duly called and held on November 5, 1997, classified and designated 40,000 shares (the "Shares") of beneficial interest (as defined in the Declaration) as shares of Series A-1 Convertible Preferred Beneficial Interest, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth on Exhibit 1 hereto, which, upon any restatement of the Declaration, shall be deemed to be part of Article VI, Section 6.3 of the Declaration.

         SECOND: The Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

         THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

         FOURTH: Each of the undersigned Trustees of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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         IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 14th of November, 1997.

ATTEST:                                   GLIMCHER REALTY TRUST



/s/ George A. Schmidt                     By: /s/ David J. Glimcher (SEAL)
----------------------------                 -------------------------------
George A. Schmidt, Secretary                  David J. Glimcher, President




                                      -2-
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                                                                     EXHIBIT 1



                     SERIES A-1 CONVERTIBLE PREFERRED SHARES
                             OF BENEFICIAL INTEREST

     SECTION 1. DESIGNATION, AMOUNT AND SUBORDINATION. The shares of the series of preferred shares of beneficial interest established hereunder is "SERIES A-1 CONVERTIBLE PREFERRED SHARES" (the "SERIES A-1 PREFERRED SHARES") and the number of shares constituting such series shall be 40,000. The date of original issuance of any of the Series A-1 Preferred Shares is herein called the "ORIGINAL ISSUANCE DATE". From and after the Dividend Rate Change Date (as defined in Section 2), except in connection with transfers, exchanges or replacements, no Series A-1 Preferred Shares shall be issued at any time on or after the Dividend Rate Change Date. Notwithstanding anything in these Articles Supplementary to the contrary, the Series A-1 Preferred Shares rank junior as to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Corporation to the Series B Cumulative Redeemable Preferred Shares of Beneficial Interest of the Corporation (the "SERIES B PREFERRED SHARES") to the extent and in the manner set forth in the terms of the Series B Preferred Shares set forth in the Articles Supplementary Classifying 5,520,000 Shares of Beneficial Interest as Series B Cumulative Redeemable Preferred Shares of Beneficial Interest of the Corporation (the "SERIES B ARTICLES SUPPLEMENTARY") as such Series B Articles Supplementary are in effect on the Original Issuance Date.

     SECTION 2. DIVIDENDS.

         (a) The holders of each Series A-1 Preferred Share shall be entitled to receive, if, as and when authorized, out of the net profits of the Corporation, dividends at the annual rate per share of the sum of:

          (1) the Applicable Dividend Amount (provided, however, that such amount shall change on the Dividend Rate Change Date, if any, to the amount set forth in the Dividend Rate Change Notice), plus

          (2) during any Deferral Period (as defined below), including any portion of a Deferral Period in effect prior to termination thereof, Five Dollars ($5.00) per annum, plus

          (3) for any portion of a Quarterly Dividend Payment Period during which a Default shall exist, Forty Dollars ($40.00) per annum (the "DEFAULT DIVIDEND AMOUNT").

Dividends shall be payable in quarterly installments on each April 1, July 1, October 1 and January 1 (or if any such date is not a Business Day, on the next succeeding Business Day, such date being herein called a "QUARTERLY PAYMENT DATE"), commencing on the first such date after the Original Issuance Date. The term "DIVIDEND RATE CHANGE DATE" shall mean the date set forth in a written notice from the Corporation to each Holder of Series A-1 Preferred Shares, which notice shall (i) be irrevocable, (ii) set forth the Dividend Rate Change Date (which date shall be at least fifteen days after the date of such notice and which Dividend Rate Change Date shall not be later than the earlier of the date of the final issuance of shares of Series A-1 Preferred Shares and the date which is the first anniversary of the Original Issuance Date of shares of the Series A Convertible Preferred Beneficial Interest) (which anniversary is November 27, 1997) on and after which the dividend rate per annum per share of Series A-1 Preferred Shares shall be equal to the sum of:

          (1) an amount equal to the product (expressed in dollars and cents rounded upward to the nearest cent) of (x) the Liquidation Preference in effect from time to time multiplied by (y) the sum of (i) .02850 plus (ii) a percentage, expressed as a decimal, and rounded upward to the nearest hundred thousandth, equal to the yield to maturity of actively traded (on a basis consistent with other U.S. Treasury fixed rate securities) marketable U.S. Treasury fixed rate securities (as quoted on the Cantor-Fitzgerald Treasury Screen) having a remaining maturity of as close to, but not less than, four years after the second Business Day prior to the Dividend Rate Change Date, plus

          (2) during any Deferral Period, including any portion of a Deferral Period in effect prior to termination thereof, Five Dollars ($5.00) per annum, plus


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          (3) for any portion of a Quarterly Dividend Payment Period during which a Default shall exist, Forty Dollars ($40.00) per annum, plus

          (4) for each Quarterly Dividend Payment Period or portion thereof, an amount equal to the product (expressed in dollars and cents rounded upward to the nearest cent) of (x) the Liquidation Preference in effect from time to time multiplied by (y) the Applicable Spread.

Promptly (and in any event within two (2) Business Days after the Dividend Rate Change Date), the Corporation shall notify each Holder of Series A-1 Preferred Shares in writing of the dividend rate per share. Such dividends shall be paid before any dividends shall be set apart for or paid upon the Common Shares or any other preferred shares ranking on liquidation junior to the Series A-1 Preferred Shares (the "JUNIOR PREFERRED SHARES" and together with the Common Shares, the "JUNIOR SHARES") in any year. All dividends authorized upon Series A-1 Preferred Shares shall be authorized pro rata per share. Dividends payable on the Series A-1 Preferred Shares for any period shall be computed on the basis of the actual number of days elapsed over a year of 360 days. The Corporation shall not be required to pay dividends during any Deferral Period (as defined below) except that, the Default Dividend Amount, if any, accrued during any Quarterly Dividend Payment Period shall be payable on the related Quarterly Payment Date.

         The term "APPLICABLE DIVIDEND AMOUNT" means an amount equal to the product (expressed in dollar and cents and rounded upward to the nearest cent) of (x) the Liquidation Preference times (y) the sum of .02850 plus the Applicable Spread plus LIBOR (expressed as a decimal rounded upwards to the nearest hundred thousandth (.00000)) and shall be determined on the applicable Dividend Determination Date for each Quarterly Dividend Payment Period.

         The term "APPLICABLE PREFERRED SHARES AMOUNT" means with respect to any period the highest aggregate liquidation preference of all Preferred Shares of Beneficial Interest of the Corporation issued at any time under the Securities Purchase Agreement dated as of November 26, 1996, as supplemented (as modified, supplemented or amended from time to time, the "SECURITIES PURCHASE AGREEMENT"), among Partnership Acquisition Trust II, a Delaware business trust, Nomura Asset Capital





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Corporation, the Corporation, and Glimcher Properties Limited Partnership, a
Delaware limited partnership, which were outstanding on any date during such period.

         The term "APPLICABLE SPREAD" shall be determined on the last day of a Quarterly Dividend Period or other applicable period (and shall be applicable to every day during such Quarterly Dividend Period or other applicable period) to be the decimal determined below:

-------------------- ------------------------------------------------------------------------------------------------
Applicable
Preferred
Shares                                 Adjusted Equity Ratio as of the last day of the Quarterly
Amount                                        Dividend Period or other applicable period
-------------------- ------------------------------------------------------------------------------------------------
                     Greater than or    Greater than or     Greater than or    Greater than or    Less than .3200
                     equal to .47000    equal to .4200      equal to .3700     equal to .3200
                                        but less than       but less than      but  less than
                                        .4700               .4200              .3700
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Equal to or less     .00000             .00250              .01200             .02000             .03200
than $100 million
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Greater than $100    .00000             .00500              .01700             .02600             .03700
million but less
than $200 million
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------
Greater than or      .00000             .00750              .02000             .03000             .04000
equal to $200
million
-------------------- ------------------ ------------------- ------------------ ------------------ -------------------


         The term "ADJUSTED EQUITY RATIO" shall mean as of any date of determination, the ratio (expressed as a decimal to the nearest hundred thousandth (.00000)) of:

          (x) the sum of (i) the aggregate liquidation preference of all outstanding Junior Preferred Shares plus (ii) the product, expressed in dollars, of (A) the number of outstanding Common Shares as of the determination date (including without duplication any Common Shares which would



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     be issuable upon conversion of any limited partnership interests in
     Glimcher Properties Limited Partnership, a Delaware limited partnership) not owned by the Corporation times (B) the average Market Price (as defined in Section 5(a) hereof) of the Common Shares during the Quarterly Dividend Period (or portion thereof, if applicable) prior to the determination date, to

          (y) the sum, without duplication, of (i) the amount determined in the foregoing clause (x), plus (ii) the liquidation preference of all Preferred Shares of Beneficial Interest of the Corporation (other than Junior Preferred Shares), plus (iii) the total consolidated debt of the Corporation determined in accordance with GAAP.


         For purposes of computing the Applicable Dividend Rate for any Quarterly Dividend Period the Adjusted Equity Ratio shall be the ratio on the last day of such Quarterly Dividend Period (e.g., the ratio in effect for the entire period January 1 through March 31 shall be the ratio computed on March
31).

         The term "BUSINESS DAY" shall mean any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City.

         The term "COMMON SHARES" means the Common Shares of Beneficial Interest, $.01 par value per share, of the Corporation.

         The term "DEBT" of any Person means indebtedness of such Person for borrowed money outstanding (including (i) obligations under capitalized leases, (ii) obligations for the deferred purchase price of property (other than trade payables), (iii) liabilities evidenced by notes, bonds or similar instruments,
(iv) guarantees by such Person of any of the foregoing incurred by any other person, and (v) any of the foregoing obligations for which such Person is otherwise liable in any other manner such as liability resulting from such Person being a general partner of the partnership incurring the foregoing obligation).

         The term "DEFAULT" shall mean the existence of any of the following events:




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         (i) The failure of the Corporation to maintain at the end of each fiscal quarter, commencing September 30, 1997, a ratio of Consolidated Debt of the Corporation and its consolidated subsidiaries to Consolidated Total Assets of the Corporation and its consolidated subsidiaries of no more than .60 to 1.00 and such failure shall have continued for a period of 120 consecutive days. The term "CONSOLIDATED DEBT" of any Person shall mean, as of any date of determination, without duplication, the total consolidated Debt of such Person and its consolidated subsidiaries, determined in accordance with generally accepted accounting principles ("GAAP") except as otherwise provided herein. The term "CONSOLIDATED TOTAL Assets" of any Person shall mean, as of any date of determination, the sum, without duplication, of (i) the cash and cash equivalents (excluding any cash held in escrow) of the Corporation and its consolidated subsidiaries, (ii) the cost of all Recently Developed Real Properties included in the consolidated balance sheet of the Corporation in accordance with GAAP, (iii) the cost of all Recently Acquired Operating Real Properties included in the consolidated balance sheet of the Corporation in accordance with GAAP plus (iv) the aggregate value of all real properties (other than Recently Developed Real Properties and Recently Acquired Operating Real Properties) owned by the such Person and its consolidated subsidiaries, determined in accordance with GAAP, except that the value of such real properties shall be determined by applying a 9.50% capitalization rate to the Adjusted Net Income of such Person and its consolidated Subsidiaries. The term "ADJUSTED NET INCOME" as of the end of any fiscal quarter of any Person shall mean the net income of such Person and its consolidated subsidiaries for the twelve months then ended computed in accordance with GAAP, but it shall be computed by (x) excluding from the computation thereof all income and expense items related to Recently Acquired Operating Real Properties and Recently Developed Real Properties, general and administrative expenses, minority interests, interest expenses, depreciation and amortization expenses, income taxes and items of gain and loss resulting from sales and/or extraordinary events and (y) including in the computation thereof an assumed management fee equal to 4% of total revenues. The term "RECENTLY ACQUIRED OPERATING REAL PROPERTY" shall mean each operating real property acquired by the Corporation and its consolidated subsidiaries until such property shall have




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


     been owned by the Corporation or a consolidated subsidiary for at least four (4) fiscal quarters, and the term "RECENTLY ACQUIRED DEVELOPMENT PROPERTY" shall mean any operating real property under development by the Corporation or any of its consolidated subsidiaries until the earliest of
     (i) the date which is 12 months after the date 85% of the total gross leaseable area of such property has been leased to tenants that are open for business on the property and paying rent, (ii) 30 months after the issuance of a permanent certificate of occupancy for any material portion of such property and (iii) 48 months after the commencement of construction in connection with the development of such property.

          (ii) The failure of the Corporation to maintain at the end of each fiscal quarter, commencing September 30, 1997, a ratio of Adjusted Consolidated Debt to Adjusted Consolidated Total Assets of no more than .70 to 1.00 and such failure shall have continued for a period of 120 consecutive days. For purposes of this calculation (a) the term "ADJUSTED CONSOLIDATED DEBT" shall mean Consolidated Debt of the Corporation and its consolidated subsidiaries plus, with respect to any Debt of any unconsolidated entity, the sum, without duplication, of (x) the Corporation and its consolidated subsidiaries' pro rata share of such unconsolidated entity's consolidated Debt which is not Debt of the Corporation or any of its consolidated subsidiaries, (but the amount included pursuant to this clause (x) with respect to any unconsolidated entity shall not exceed the amount of the Corporation and its consolidated subsidiaries' pro rata share of the consolidated assets of such unconsolidated entity using the method of computation set forth in the definition of Consolidated Total Assets) plus (y) without duplication, to the extent in excess of the amount included in the foregoing clause (x), the aggregate amount of the Corporation and its consolidated subsidiaries' Debt relative to such unconsolidated entity 's Consolidated Debt; and (b) the term "ADJUSTED CONSOLIDATED TOTAL ASSETS" shall mean Consolidated Total Assets of the Corporation and its consolidated subsidiaries plus, with respect to any consolidated assets of an unconsolidated entity, the Corporation and its consolidated subsidiaries' pro rata share of the consolidated assets of such unconsolidated entity using the method of computation set forth in the definition of Consolidated Total Assets.



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



          (iii) The indebtedness in the aggregate principal amount of $181,000,000 incurred under the Amended and Restated Loan Agreement dated as of March 15, 1994, among Nomura Asset Capital Corporation, Glimcher Holdings Limited Partnership, Glimcher Centers Limited Partnership and Grand Central Limited Partnership shall have been refinanced in whole or in part without the prior written consent of Nomura Asset Capital Corporation.

          (iv) The Corporation shall have issued any Shares in violation of
     Section 4(b) hereof.

          (v) Dividends on any shares of Series A-1 Preferred Shares shall be in arrears for two or more Quarterly Dividend Payment Periods (except as a result of a Deferral Period being in effect).

         The term "DEFERRAL PERIOD" shall mean a period specified in writing by the Corporation to the holders of the Series A-1 Preferred Shares during which the development project to be developed directly or indirectly from the proceeds of the issuance of the Series A-1 Preferred Shares is under construction and that the proviso hereto has been satisfied; provided, however, that (i) no such period may be less than a fiscal quarter and may not extend beyond December 31, 1997, (ii) no such period shall commence during, and any existing period shall terminate immediately upon (but without affecting the dividend rate in effect prior to such termination), any Default.

         The term "DIVIDEND DETERMINATION DATE" shall mean (i) with respect to the first Quarterly Dividend Payment Period, the date which is two (2) Business Days prior to October 1, 1997, and (ii) with respect to all other Quarterly Dividend Payment Periods, the date which is two (2) Business Days prior to the first day of such Quarterly Dividend Payment Period.

         The term "LIBOR" shall mean, with respect to any Quarterly Dividend Period, the three month London Interbank Offered Rate for United States dollar deposits as of 11:00 a.m. (London time) on the Dividend Determination Date as quoted on Telerate page 3750 or on such replacement system as is then customarily used to quote LIBOR. If two or more such rates appear on Telerate page 3750 or associated pages, LIBOR in respect of such Quarterly Dividend Payment Period shall be the arithmetic mean of



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such offered rates. If two such rates do not appear on Telerate Page 3750 as of
11:00 a.m., London time, on the applicable Dividend Determination Date, LIBOR will be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. Dollars for a three month period that appear on the Reuters Screen LIBO Page (as defined below) as of 11:00 a.m., London time, on such Dividend Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such Dividend Determination Date, the Corporation will request the principal London office of any four major reference banks in the London interbank market selected by the Corporation in good faith to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. Dollars for a three month period as of 11:00 a.m., London time, on such Dividend Determination Date for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Corporation will request any three major banks in New York City selected by the Corporation in good faith to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. Dollars to leading European banks for a three month period as of approximately 11:00 a.m., New York City time, on the applicable Dividend Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR will be the arithmetic mean of such rates. If fewer than two rates are so provided, then LIBOR will be LIBOR in effect on the preceding Dividend Determination Date.

         The term "LIQUIDATION PREFERENCE" shall mean, as of any date of determination, (x) if such date is prior to the later of the commencement of the Conversion Period (without regard to the application of Section 5(g))and the Conversion Termination Date (as defined in Section 5(g)), $1,000, and (y) at all times thereafter, the quotient of $1,000 divided by the Applicable Conversion Percentage as of the date of determination. Every change in the Applicable Conversion Percentage on or after the later of (x) the commencement of the Conversion Period (without regard to the application of Section 5(g)) or (y) the Conversion Termination Date shall effect a change in the Liquidation Preference as of the date of each such change.




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


         The term "QUARTERLY DIVIDEND PAYMENT PERIOD" shall mean the period beginning on and including the last day of each March, June, September and December of each year and ending on the second to last day of the first to occur of the next June, September, December and March, respectively, except that the initial Quarterly Dividend Payment Period shall be the period beginning on the Original Issuance Date and ending on the next March 31, June 30, September 30 and December 31.

         (b) Dividends on the Series A-1 Preferred Shares shall be cumulative, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Series A-1 Preferred Shares, unpaid dividends shall accumulate as against the holders of the Junior Shares. Dividends on the Series A-1 Preferred Shares shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A-1 Preferred Shares will accumulate as of the Quarterly Payment Date on which they first become payable. Each dividend, to the extent not paid on an applicable Quarterly Payment Date, shall accrue (whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized) on a daily basis additional cumulative dividends at the then applicable dividend rate for the Series A-1 Preferred Shares. Any dividend payment made on the Series A-1 Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due which remains payable.

         (c) For so long as the Series A-1 Preferred Shares remain outstanding, the Corporation shall not pay any dividend upon the Junior Shares, whether in cash or other property (other than shares of Junior Shares), or purchase, redeem or otherwise acquire any such Junior Shares unless, in addition to the payment of the dividend to the holders of the Series A-1 Preferred Shares as described above, the Corporation has redeemed all shares of Series A-1 Preferred Shares which it would theretofore have been required to redeem under Section 7 hereof. Notwithstanding the provisions of this Section 2(c), without authorizing or paying dividends on the Series A-1 Preferred Shares, the Corporation may, (1) subject to applicable law, repurchase or redeem shares of Common Shares of the Corporation from current or former officers or employees of the Corporation pursuant to the terms of repurchase or similar agreements in effect from time to time, provided that such agreements have been approved by the Board of Trustees of the Corporation and the terms of such agreements provide for a repurchase or redemption price not in excess of the price per share paid by such employee for such share, (2) set aside, authorize or pay dividends on the Common Shares of the Corporation to the extent required in order to maintain the status of the Corporation as a real estate investment trust under the provisions of Sections 856 through 858 of the Internal Revenue Code of 1986, as amended, but only to the extent that the foregoing cannot be achieved through the payment of dividends on the Series A-1 Preferred Shares except that, on only one dividend payment date with respect to the Common Shares, the amount of such dividends payable on the Common Shares may be computed based on the assumption that the foregoing cannot be achieved through the payment of dividends on the Series A-1 Preferred Shares, and (3) redeem Shares pursuant to Section 6.6 of the Declaration.

         (d) Promptly (and in any event within three Business Days) after each Dividend Determination Date, including any date relating to a Quarterly Dividend Payment Period during a Deferral Period, the Corporation shall forthwith file at each office designated for the conversion of Series A-1 Preferred Shares, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, setting forth the Applicable Dividend Amount (including LIBOR and the Applicable Spread) for the following Quarterly Dividend Payment Period. The Corporation shall also cause a notice setting forth such information to be sent by mail, first class, postage prepaid, to each record holder of Series A-1 Preferred Shares at his or its address appearing on the Preferred Shares register except that such notice need not be sent, unless requested by a holder of Preferred Shares, if such information has not changed from the prior Dividend Determination Date.

         (e) Notwithstanding anything in this Section 2 to the contrary, so long as any Series B Preferred Shares shall remain outstanding, the provisions of Section B(3) of the Series B Preferred Articles Supplementary shall supersede this Section 2.




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



SECTION 3. LIQUIDATION, DISSOLUTION OR WINDING UP.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A-1 Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its Shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Shares of the Corporation ranking on liquidation prior and in preference to the Series A-1 Preferred Shares (such Preferred Shares being referred to hereinafter as "SENIOR PREFERRED SHARES") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Junior Shares, an amount equal to the Liquidation Preference per share plus any accrued dividends thereon (whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized) (subject to adjustment in the event of any dividend, split, distribution or combination with respect to such shares). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its Shareholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Shares shall be insufficient to pay the holders of shares of Series A-1 Preferred Shares the full amount to which they shall be entitled, the holders of shares of Series A-1 Preferred Shares, and any class of Shares ranking on liquidation on a parity with the Series A-1 Preferred Shares, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

         (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Shares and Series A-1 Preferred Shares and any other series of Preferred Shares upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Shares then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its Shareholders.




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


         (c) Any merger or consolidation of the Corporation into or with another corporation, any merger or consolidation of any other corporation into or with the Corporation, or any sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 3 unless approved pursuant to Section 4 (or approval is not required as set forth in clause (b)(iii)(b) thereof).

         (d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Preferred Shares whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

         (e) Notwithstanding anything in this Section 3 to the contrary, so long as any Series B Preferred Shares shall remain outstanding, the provisions of Section C of the Series B Preferred Articles Supplementary shall supersede this
Section 3.

SECTION 4. VOTING

         (a) Whenever dividends on any shares of Series A-1 Preferred Shares shall be in arrears for two or more Quarterly Dividend Payment Period (except as a result of a Deferral Period being in effect) or a Default shall have occurred and be continuing (either event being herein called a "PREFERRED DEFAULT"), the number of members of the Board of Trustees of the Corporation shall be increased by two and the holders of Series A-1 Preferred Shares shall have the exclusive right, voting separately as a class together with the holders of other shares of convertible preferred shares issued from time to time pursuant to the Securities Purchase Agreement dated as of November 26, 1996, between GRT, GPLP and Partnership Acquisition Trust II, a Delaware business trust, (collectively, the "PARI PASSU SHARES"), to elect two Trustees (herein referred to as the "SERIES A-1 Trustees"). All such Series A-1 Trustees shall be elected by the affirmative vote of the holders of record of a majority of the outstanding Pari Passu Shares either at meetings of

Shareholders at which Trustees are elected, a special meeting of holders of Pari Passu Shares or by unanimous written consent without a meeting in accordance with the Corporations and Associations Article of the Annotated Code of Maryland, and at each subsequent meeting until all dividends accumulated on such shares of Series A-1 Preferred Shares for the past Quarterly Dividend Payment Periods and the dividend for the then current Quarterly Dividend Payment Period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment and there shall not exist any Default. Each Series A-1 Trustee so elected shall serve for a term of one year and until his successor is elected and qualified. Any vacancy in the position of a Series A-1 Trustee may be filled only by the holders of the Pari Passu Shares. Each Series A-1 Trustee may, during his term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Pari Passu Shares called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares of Pari Passu Shares. Any vacancy created by such removal may also be filled at such meeting or by such consent. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A-1 Preferred Shares shall have been paid in full or set aside for payment in full and there shall exist no Default, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all Pari Passu Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Series A-1 Trustee shall terminate forthwith.

         (b) In addition to any other rights provided by law, so long as any Series A-1 Preferred Shares are outstanding, the Corporation shall not, without first obtaining the affirmative vote or, if permitted by applicable law, the written consent of the holders of a majority of the Series A-1 Preferred Shares:

          (i) amend or repeal any provision of the Declaration or Bylaws which would have a dilutive effect on the Series A-1 Preferred Shares, increase the number of members of the Board of Trustees of the Corporation or otherwise materially adversely affect the economic rights of the Series A-1 Preferred Shares, including permitting the provisions of Subtitle 7 of Title 3 of the Maryland General Corporation

     Law, similar provisions and so-called "poison pills" to apply to any holder of the Series A-1 Preferred Shares as a result of owning such shares or common shares upon conversion of any or all of such shares;

          (ii) issue any Senior Preferred Shares unless all Series A-1 Preferred Shares are redeemed with the proceeds thereof or issue any Preferred Shares (other than Pari Passu Shares) unless all the net proceeds are used to redeem the Series A-1 Preferred Shares and the Pari Passu Shares;

          (iii) authorize or effect (a) any sale, lease, transfer or other disposition of all or substantially all the assets of the Corporation; (b) any merger or consolidation or other reorganization of the Corporation with or into another entity, except any such event if, after giving effect thereto the Corporation shall be in compliance with the ratios set forth in clauses (i) and (ii) of the definition of Default or (c) a liquidation, winding up, dissolution or adoption of any plan for the same; or

          (iv) enter into any transaction, other than employment agreements on a basis consistent with past practice, with any officer, director, trustee or beneficial owner of five percent (5%) or more of the Common Shares of the Corporation or any Affiliate of any of the foregoing unless such transaction is on terms no less favorable to the Corporation or such subsidiary than those that could be obtained in a comparable arm's length transaction with a person that is not such officer, director, trustee, owner or Affiliate.

         (c) The Corporation shall not amend, alter or repeal the preferences, conversion or other rights or powers, restrictions, limitations as to dividends or the rights, limitations, qualifications or terms or conditions of redemption of the Series A-1 Preferred Shares so as to affect adversely the Series A-1 Preferred Shares, without the written consent or affirmative vote or, if permitted by applicable law, the written consent, of the holders of at least 66-2/3% of the then outstanding aggregate number of shares of such adversely affected Series A-1 Preferred Shares, or consenting (as the case may be) separately as a class.

         (d) For all provisions of the Declaration requiring the approval of the holders of shares of Series A-1 Preferred

Shares, all Preferred Shares owned by the Corporation or any person in which the Corporation has directly or indirectly a 10% or more equity interest shall be disregarded and shall not be deemed to be outstanding.

         SECTION 5. CONVERSION. (a) Each share of Series A-1 Preferred Shares may be converted at any time during the Conversion Period (as defined below), at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Shares obtained by dividing the then applicable Liquidation Preference by the Conversion Price (as defined below) then in effect. The right of conversion given during the Conversion Period shall not be affected by any notice of redemption. Holders of Series A-1 Preferred Shares at the close of business on a record date (which shall be the Business Day next preceding the Quarterly Payment Date) for a corresponding Quarterly Payment Date will be entitled to receive the dividend payable on such Series A-1 Preferred Shares on such Quarterly Payment Date notwithstanding the conversion of Series A-1 Preferred Shares following such record date. Except as provided in the immediately preceding sentence, the Corporation will make no payment or allowance for dividends which accrued on the converted Series A-1 Preferred Shares since the last Quarterly Payment Date prior to conversion. Holders of Common Shares which are issuable upon conversion made prior to or on a record date for any dividend or distribution on such shares shall be entitled to receive the same dividend or distribution as other holders of record of Common Shares. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the notice of conversion was received by the Corporation. The "CONVERSION PRICE" per share shall be equal to the product of (i) the average of Market Price (rounded to the nearest $0.01) per share over the 30 trading days prior to the date of conversion times (ii) the Applicable Conversion Percentage. As used herein, the term "MARKET PRICE" as of any trading day, subject to adjustment pursuant to Section 6, means (i) if the Common Shares are listed on any national securities exchange, the last sales price of the Common Shares on such exchange (or the quoted closing bid price if there shall have been no sales) on such trading day, or (ii) if the Common Shares shall not be listed, the mean between the closing bid and asked prices on such trading day for the Common Shares on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share on such trading day as determined by an appraiser mutually satisfactory to the Board of Trustees of the Corporation and the holders of a majority of the outstanding shares of Series A-1 Preferred Shares who have given notice of conversion. Any change in the Market Price due to an adjustment pursuant to Section 6 shall take effect on the date of any Triggering Event (as defined in Section 6).

         As used herein, the term "APPLICABLE CONVERSION PERCENTAGE" means (i) at all times during the occurrence and continuance of a Default, the lesser of
0.80 and the decimal which would otherwise be in effect in clause (ii) of this definition in the absence of a Default, and (ii) so long as a Default has not occurred and is continuing (w) at all times after November 27, 1996, to but not including the sixth anniversary of the November 27, 1996, 0.90, (x) at all times from and including the sixth anniversary of November 27, 1996, to but not including the seventh anniversary of November 27, 1996, 0.85, (y) at all times from and including the seventh anniversary of November 27, 1996, to but not including the eighth anniversary of November 27, 1996, 0.80 and (z) at all times from and after the ninth anniversary of November 27, 1996, 0.70.

         As used herein, the term "CONVERSION PERIOD" means the period (a) commencing on the earliest of (i) the date of a Default (it being understood that an event included in clause (i) or (ii) of the definition of the term "Default" does not constitute a Default until the 120 day period referred to therein has lapsed and such event remains) whether or not such Default is subsequently cured, (ii) the fifth anniversary of the date (November 27, 1996) when at least 32,000 shares of Series A Convertible Preferred Beneficial Interests have been issued, (iii) the fifth anniversary of the date on which a permanent certificate of occupancy is issued in connection with the Great Plains MetroMall, and (iv) the six anniversary of November 27, 1996 and (b) ending on the close of business on the Business Day next preceding the date fixed for redemption or for the payment of any amounts distributable on liquidation to the holders of the Series A-1 Preferred Shares.

         (b) The Corporation shall not issue fractions of shares of Common Shares upon conversion of Series A-1 Preferred Shares or scrip in lieu thereof. If any fraction of a share of Common Shares would, except for the provisions of this Section (b), be issuable upon conversion of any Series A-1 Preferred Shares, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Shares are listed on any national securities exchange on the basis of the last sales price of the Common Shares on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Shares shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Shares on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share on the date of conversion as determined by an appraiser mutually satisfactory to the Board of Trustees of the Corporation and the holders of a majority of the outstanding shares of Series A-1 Preferred Shares who have given notice of conversion.

         (c) Whenever the Conversion Price shall be adjusted as provided in
Section 6 hereof, the Corporation shall forthwith file at each office designated for the conversion of Series A-1 Preferred Shares, a statement, signed by the Chairman of the Board, the President, any Vice President or the Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series A-1 Preferred Shares at his or its address appearing on the Shares register. If such notice relates to an adjustment resulting from an event referred to in Section 6(g), such notice shall be included as part of the notice required to be mailed and published under the provisions of Section 6(g) hereof.

         (d) In order to exercise the conversion privilege, the holder of any Series A-1 Preferred Shares to be converted shall surrender his or its certificate or certificates therefor to the transfer agent for the Series A-1 Preferred Shares at the principal office of the transfer agent (or if no transfer agent be at the time appointed, to the Corporation at its principal office), and shall give written or facsimile notice (which may be given on the date of conversion) to the transfer agent, if any, and to the Corporation at such office that the holder elects to convert the Series A-1 Preferred Shares represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Shares which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series A-1 Preferred Shares or shares of Common Shares upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series A-1 Preferred Shares as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Shares issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 5(b) in respect of any fraction of a share of Common Shares otherwise issuable upon such conversion.

         (e) The Corporation shall at all times when the Series A-1 Preferred Shares shall be outstanding reserve and keep available out of its authorized but unissued Common Shares, for the purposes of effecting the conversion of the Series A-1 Preferred Shares, such number of its duly authorized shares of Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A-1 Preferred Shares. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Shares issuable upon conversion of the Series A-1 Preferred Shares, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Shares at such adjusted conversion price.

         (f) All shares of Series A-1 Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Shares in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of Series A-1 Preferred Shares so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of authorized Series A-1 Preferred Shares accordingly, including the filing of articles supplementary.

         (g) Notwithstanding anything to the contrary herein contained, unless and until approval ("Shareholder Approval") of the holders of the Common Shares shall have been obtained in compliance with the rules and policies of the New York Stock Exchange, no holder of Series A-1 Preferred Shares shall have the right to convert such Series A-1 Preferred Shares into Common Shares if, as a result of such conversion and all prior or concurrent conversions of Pari Passu Shares, (1) all Common Shares issued as a result of such conversions would have voting power equal to or in excess of 20 percent of the voting power of the Common Shares outstanding (excluding Treasury Shares, shares held by a subsidiary and shares reserved for issuance upon conversion or exercise of options or warrants) on November 27, 1996, or (2) the number of Common Shares issued as a result of such conversions would be equal to or in excess of 20 percent of the number of Common Shares outstanding on November 27, 1996. The date on and after which conversion shall no longer be permitted as a result of the operation of this Section 5(g) is herein called the "Conversion Termination Date", it being understood that if Shareholder Approval is obtained or if any Pari Passu Shares which are convertible without Shareholder Approval have not been converted, no Conversion Termination Date shall occur. Promptly, and in any event within three (3) Business Days, after the Conversion Termination Date, the Corporation shall forthwith file, at each office designated for the conversion of Series A-1 Preferred Shares, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, stating that the Conversion Termination Date has occurred and setting forth the reason therefor. The Corporation shall also cause a notice setting forth such information to be sent by mail, first class, postage prepaid, to each record holder of Series A-1 Preferred Shares at his or its address appearing on the Preferred Shares register.

SECTION 6. ANTI-DILUTION PROVISIONS.

         (a) The provisions of this Section 6 shall not be applicable except in connection with a conversion pursuant to Section 5. In order to prevent dilution of the right granted hereunder, the Market Price on any date shall be subject to adjustment from time to time in accordance with this Section 6(a). For purposes of this Section 6, the term "NUMBER OF COMMON SHARES DEEMED OUTSTANDING" at any given time shall mean the sum of (x) the number of shares of the Corporation's Common Shares outstanding at such time, (y) the number of shares of the Corporation's Common Shares issuable assuming conversion at such time of the Corporation's Series A-1 Preferred Shares and the Pari Passu Shares and (z) the number of shares of the Corporation's Common Shares deemed to be outstanding under Sections 6(b)(1) to
(9), inclusive, at such time.

         Except as provided in Section 6(c) or 6(f) below, if and whenever on or after November 27, 1996, the Corporation shall issue or sell, or shall in accordance with Sections 6(b)(1) to (9), inclusive, be deemed to have issued or sold, any shares of its Common Shares for a consideration per share less than the Market Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale (the "TRIGGERING TRANSACTION"), the Market Price for all trading days prior to such Triggering Transaction shall, subject to Sections 6(b)(1) to 6(b)(9), be reduced to the Market Price (calculated to the nearest tenth of a cent) determined by dividing (x) an amount equal to the sum of (1) the product derived by multiplying the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction by the Market Price then in effect, plus (2) the consideration, if any, received by the Company upon consummation of such Triggering Transaction, by (y) an amount equal to the sum of (1) the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction plus (2) the number of shares of Common Shares issued (or deemed to be issued in accordance with Sections 6(b)(1) to 6(b)(9)) in connection with the Triggering Transaction.

         (b) This Section 6(b) shall apply only in connection with events referred to in Sections 6(b)(1) through 6(b)(9) which occur within the 30 days immediately preceding a notice of conversion and only with respect to the specific shares of Series A-1 Preferred Shares which are the subject of the notice of conversion and are in fact converted. For purposes of determining the adjusted Conversion Price under this Section 6(b), the following Sections 6(b)(1) to 6(b)(9), inclusive, shall be applicable:

          (1) In case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Shares or any Preferred Shares (other than the Series A-1 Shares and the Pari Passu Shares) or other securities convertible into or exchangeable for Common Shares (such rights or options being herein called "OPTIONS" and such convertible or exchangeable Shares or securities being herein called "CONVERTIBLE SECURITIES"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Shares is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Shares issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Market Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Shares issuable upon the exercise of such Options or, in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Market Price shall be made upon the actual issue of such shares of Common Shares or such Convertible Securities upon the exercise of such Options, except as otherwise provided in Section 6(b)(3) below.

          (2) In case the Corporation at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible

     Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Shares are issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Market Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Shares issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Market Price shall be made upon the actual issue of such Common Shares upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in Section 6(b)(3) below.

          (3) If the purchase price provided for in any Options referred to in
     Section 6(b)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 6(b)(1) or 6(b)(2), or the rate at which any Convertible Securities referred to in Section 6(b)(1) or 6(b)(2) are convertible into or exchangeable for Common Shares shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in Sections 6(b) or 6(d)), the Market Price in effect at the time of such change shall forthwith be readjusted to the Market Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in Section 6(b)(1) or the rate at which any Convertible Securities referred to in Sections 6(b)(1) or 6(b)(2) are convertible into or exchangeable for Common Shares shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Shares upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Market Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Shares and had adjustments been made upon the issuance of the shares of Common Shares delivered as aforesaid, but only if as a result of such adjustment the Market Price then in effect hereunder is hereby reduced.

          (4) On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (5) In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for an amount equal to the fair market value thereof, determined by allocating to the other securities the market price thereof.

          (6) In case any shares of Common Shares, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Shares, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the

     Corporation shall be the fair value of such consideration as determined in good faith by the Board of Trustees of the Corporation. In case any shares of Common Shares, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving Corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving Corporation as shall be attributable to such Common Shares, Options or Convertible Securities, as the case may be.

          (7) The number of shares of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition (but not redemption or retirement) of any shares so owned or held shall be considered an issue or sale of Common Shares for the purpose of this Section 6(b).

          (8) In case the Corporation shall declare a dividend or make any other distribution upon the Shares of the Corporation payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

          (9) For purposes of this Section 6(b), in case the Corporation shall take a record of the holders of its Common Shares for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

         (c) In the event that within the thirty days immediately prior to the date of conversion of Series A-1

Preferred Shares the Board of Trustees shall authorize a dividend upon the Common Shares (other than a dividend payable in Common Shares) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "LIQUIDATING DIVIDENDS"), then, as soon as possible after the conversion of any Series A-1 Preferred Shares, the Corporation shall pay to the person converting such Series A-1 Preferred Shares an amount equal to the Pro Rata Share of the aggregate value at the time of such exercise of all Liquidating Dividends (including but not limited to the Common Shares which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Common Shares by reason of share splits, share dividends, mergers or reorganizations, or for any other reason). The Pro Rata Share shall be a fraction, the numerator of which is the number of days within such thirty day period that are before the record date and the denominator of which is thirty. For the purposes of this Section 6(c), a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Trustees of the Corporation.

         (d) In case the Corporation shall at any time (i) subdivide the outstanding Common Shares or (ii) pay a dividend on its outstanding Common Shares in shares of beneficial interests of the Corporation, the number of shares of Common Shares issuable upon conversion of the Series A-1 Preferred Shares shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Shares, the number of shares issuable upon conversion of the Series A-1 Preferred Shares immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price in effect immediately prior to such combination).

         (e) If any capital reorganization or reclassification of the shares of beneficial interest of the Corporation, or consolidation or merger of the Corporation with another entity, or the sale of all or substantially all of its assets to another entity shall be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A-1 Preferred Shares shall have the right to acquire and receive upon conversion of the Series A-1 Preferred Shares, which right shall be prior to the rights of the holders of Junior Shares (but after and subject to the rights of holders of Senior Preferred Shares, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Shares as would have been received upon conversion of the Series A-1 Preferred Shares at the Conversion Price then in effect. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Series A-1 Preferred Shares at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of Shares, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase. If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding Common Shares of the Corporation, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holders of the Series A-1 Preferred Shares shall have been given a reasonable opportunity to then elect to receive upon the conversion of the Series A-1 Preferred Shares either the stock, securities or assets then issuable with respect to the Common Shares of the Corporation or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Shares in accordance with such offer. For purposes hereof, the term "AFFILIATE" with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

         (f) The provisions of this Section 6 shall not apply to any Common Shares issued, issuable or deemed outstanding under

Sections 6(b)(1) to (9) inclusive: (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees or Trustees of the Corporation or its subsidiaries in effect on November 27, 1996, or thereafter adopted by the Board of Trustees of the Corporation and a majority of the Series A-1 Trustees, (ii) pursuant to options, warrants and conversion rights in existence on November 27, 1996, or (iii) on the conversion of the Series A-1 Preferred Shares or the sale or conversion of the Pari Passu Shares.

         (g) In the event that during any time when the Series A-1 Preferred Shares are subject to conversion rights:

          (1) the Corporation shall authorize any extraordinary cash dividend upon its Common Shares, or

          (2) the Corporation shall authorize any dividend upon its Common Shares payable in Shares or make any special dividend or other distribution to the holders of its Common Shares, or

          (3) the Corporation shall offer for subscription pro rata to the holders of its Common Shares any additional shares of any class or other rights, or

          (4) there shall be any capital reorganization or reclassification of the shares of beneficial interest of the Corporation, including any subdivision or combination of its outstanding shares of Common Shares, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another entity, or

          (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to the holders of the Series A-1 Preferred Shares:

          (i) at least five (5) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification,


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


     consolidation, merger, sale, dissolution, liquidation or winding up; and

          (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Shares shall be entitled thereto, and such notice in accordance with the foregoing clause (i) shall also specify the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series A-1 Preferred Shares at the address of each such holder as shown on the books of the Corporation.

         (h) If at any time or from time to time on or after November 27, 1996, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of Common Shares of the Corporation and such grants, issuances or sales do not result in an adjustment of the Conversion Price under Section 6(b) hereof, then each holder of Series A-1 Preferred Shares shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 6(g)) upon the terms applicable to such Purchase Rights either:

          (i) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Shares acquirable upon conversion of the Series A-1 Preferred Shares immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Shares without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series A-1 Preferred Shares as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series A-1 Preferred Shares specifically to request delivery of such rights; or

          (ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Shares or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

SECTION 7. REDEMPTION.

         (a) The Corporation (i) shall on each date (a "MANDATORY REDEMPTION DATE") on which Net Proceeds (as defined below) are received by the Development LLC (as defined below), whether or not such Net Proceeds are made available to the Corporation and (ii) may on any date (an "OPTIONAL REDEMPTION DATE" and each Mandatory Redemption Date and Optional Redemption Date are herein called a "REDEMPTION DATE") (unless notice of conversion shall have been previously given) redeem (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Maryland or result in a failure of the Corporation to qualify as a real estate investment trust under the provisions of Sections 856 through 858 of the Internal Revenue Code of 1986, as amended (after taking into account the ability of the Corporation to borrow funds or raise capital to effect the redemption)) at a price equal to the Liquidation Preference per share (subject to adjustment in the event of any share dividend, share split, share distribution or combination with respect to such shares), plus an amount equal to any dividends accrued but unpaid thereon (such amount is hereinafter referred to as the "REDEMPTION PRICE"), (x) in the case of clause (i) above, such maximum number of whole shares of Series A-1 Preferred Shares as may be redeemed at the Redemption Price with the Net Proceeds and (y) in the case of clause (ii) above, such number of whole shares of Series A-1 Preferred Shares as determined by the Board of Trustees. If the Corporation is unable at any Redemption Date to redeem any shares of the Series A-1 Preferred Shares then required to be redeemed because such redemption would violate the applicable laws of the State of Maryland or result in such failure to qualify as a real estate investment trust as aforesaid, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.

         As used herein, the terms:

         (1) "DEVELOPMENT LLC" means Great Plains MetroMall LLC, a Delaware limited liability company and its successors and assigns; and

         (2) "NET PROCEEDS" means the cash proceeds from any Capital Transaction (as such term is defined in the Operating Agreement) which are available to be distributed to members pursuant to Section 8.2 of such Operating Agreement.

         (3) "OPERATING AGREEMENT" means the Operating Agreement of the Development LLC, as such agreement is in effect on the Original Issuance Date.

         (b) In the event of any redemption of only a part of the then outstanding Series A-1 Preferred Shares, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series A-1 Preferred Shares held on the date of notice of redemption).

         (c) At least thirty (30) days prior to each Optional Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Series A-1 Preferred Shares to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Redemption Date and the date on which such holder's conversion rights (pursuant to Section 5 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as a "REDEMPTION NOTICE"). On or prior to each Redemption Date, each holder of Series A-1 Preferred Shares to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series A-1 Preferred Shares designated for redemption in the Redemption Notice as holders of Series A-1 Preferred Shares of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         (d) Except as provided in Section (a) above, the Corporation shall have no right to redeem the shares of Series A-1 Preferred Shares. Any shares of Series A-1 Preferred Shares so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series A-1 Preferred Shares accordingly, including the filing of articles supplementary. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series A-1 Preferred Shares at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

         SECTION 8. NO RECOURSE TO SHAREHOLDERS, TRUSTEES, OFFICERS OR AGENTS.

         It is a condition of the Preferred Shares that any obligations of the Corporation hereunder shall bind only the Corporation as provided in Section 8.1 of the Declaration and no shareholder, trustee, officer or agent of the Corporation shall be bound or held to any personal liability in connection herewith.

         SECTION 9. NO PREEMPTIVE OR APPRAISAL RIGHTS.

         The Preferred Shares shall not be entitled to any preemptive rights or, except as specifically required by applicable statute, appraisal rights.




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